Exhibit K
MEMORANDUM OF OPTION
(NON-QUALIFIED STOCK OPTION)
     This memorandum of option evidences the grant of an option to Robert G. Culp, III (“Employee”) pursuant to the Culp, Inc., 1993 Stock Option Plan (the “Plan”). This memorandum also describes the terms and conditions of the option.
     1. Grant of Option. Culp, Inc. (the “Corporation”) hereby grants to the Employee an option to purchase 8,000 shares of the Corporation’s common stock, $.05 par value, at a price of $9.125 per share. This option is granted as of June 28, 1999.
     2. Term.
     (a) Normal Term. The term of this option commences on June 28, 1999, and terminates on June 27, 2009; provided, however, that the provided option may be terminated earlier as provided below; and provided below.
     (b) Early Termination. The option will terminate upon any of the following events:
     (i) Death. The option will terminate three months after the death of the Employee who dies while employed by the Corporation or one of its subsidiaries.
     (ii) Disability. The option will terminate three months after the Employee’s employment with the Corporation and its subsidiaries terminates on account of the Employee’s disability.
     (iii) Termination of Employment. The option will terminate three months after the date the Employee’s employment with the Corporation and its subsidiaries terminates for any reason other than death or disability.
     3. Payment of Exercise Price. The exercise price will be payable in full upon exercise of the option to purchase shares. Payment of the exercise price may be made in cash, or with shares of Culp common stock, valued at the fair market value on the date of exercise.
     4. Transferability. The option may not be transferred by the Employee, except upon the Employee’s death, by will or by the laws of descent and distribution.
     5. Exercise. This option may not be exercised until June 28, 2000. During the Employee’s lifetime, only the Employee or the Employee’s legal guardian may exercise the option. If the Employee dies prior to the expiration date of this option, without having exercised his option as to all of the shares covered thereby, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised on the date of the Employee’s death, by the estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Employee.
     The option shall be exercised by delivery to the Corporation of a Notice of Exercise in the form attached to this memorandum of option.

     6. Administration of Plan. The Plan is administered by a Committee appointed by the Corporation’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding options, and to require of any person exercising this option, at the time of such exercise, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.
     This option is granted pursuant to the Plan and is subject to the terms thereof.
     7. Capital Adjustments. The number of shares of common stock covered by this option, and the option price thereof, will be subject to an appropriate and equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split or share combination, and will be subject to such adjustment as the Committee may deem appropriate to reflect any exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Corporation.
     8. Rights as a Shareholder. The Employee, or a transferee of any option, shall have no rights as a shareholder with respect to any shares subject to this option until the date of the issuance of a stock certificate to him for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in paragraph 7 hereof.
     9. Non-qualified Stock Option. This option does not qualify for treatment for federal income tax purposes as an “incentive stock option,” as that term is defined by Section 422 of the Internal Revenue Code. For federal income tax purposes, this option is treated as a non-qualified stock option. Thus, exercise of this option is not subject to the incentive stock option rules.
     Note: The Employee should consult his/her own tax adviser concerning the tax treatment of this option.

     To evidence their agreement to the terms and conditions of this option, the Corporation and the Employee have signed this memorandum of option.

CORPORATION: CULP, INC.
By:	/s/Kenneth M. Ludwig

EMPLOYEE:
/s/Robert G. Culp, III

Notice of Exercise
     I,                      (Name) hereby exercise the option granted to me on                      (Date of Option) and elect to purchase                      (Number) shares of the common stock of Culp, Inc., on or after                      (Date of Exercise), at the option price of $                     per share.
     I agree to provide Culp, Inc. with such other documents and representations as it deems appropriate, pursuant to the option.

Date	Signature

Social Security Number

Street Address

City State Zip
(This exercise notice, along with the amount due, should be sent to Teresa Huffman, Manager of Compensation and Benefits)

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